EXHIBIT 99.1



				PRESS RELEASE





Geodynamics Corporation                             FOR IMMEDIATE RELEASE
21171 Western Avenue, Suite 120
Torrance, CA 90501
(310) 781-3612
Company Contact: Joanne Dunlap



Geodynamics Corporation Agrees to Sell its DoD-Related Business to
Logicon


Torrance, CA.  October 18, 1995--Geodynamics Corporation
(NASDAQ-NMS:GDYN)   Geodynamics Corporation announced today that
it signed a definitive agreement whereby Logicon will acquire Geodynamics' DoD-related business. The transaction will be consummated through a plan of acquisition whereby holders of Geodynamics shares will receive an estimated $11.15-$11.25 per share on a fully diluted basis in cash, plus a pro rata distribution of shares in Geodynamics' wholly-owned subsidiary, LaFehr and Chan Technologies, Inc. (LCT), which, simultaneously with the merger, intends to apply for inclusion for trading on the NASDAQ SmallCap Market.

The acquisition agreement with Logicon, which has been approved by both companies' Boards of Directors, is subject to Geodynamics' shareholder approval and is conditioned on the successful divestiture of LCT. The closing is expected to occur after a shareholder vote in January 1996. Prior to the effective date of the proxy statement, Geodynamics intends to continue in its efforts to sell LCT and, if successful, will distribute the proceeds to Geodynamics' shareholders in lieu of LCT shares.

Geodynamics is engaged in high technology remote sensing, software development, and image processing with a wide variety of applications in both government and commercial markets.

For further information, contact Joanne Dunlap at (310)781-3612.



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